EXHIBIT 99.1
PLUMAS BANCORP REPORTS RECORD EARNINGS
QUINCY, California, July 19, 2006 – Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced record earnings for the second quarter ended on June 30, 2006. Earnings for the second quarter totaled $1.31 million or $0.26 per diluted share, an increase of $227 thousand or 21% over the quarter ended June 30, 2005 net income of $1.08 million or $0.21 per diluted share.
Douglas N. Biddle, President and Chief Executive officer, remarked, “The Board of Directors and I are very pleased with the Company’s performance this quarter. The factors contributing to our strong earnings were the continued growth in overall loan balances, as well as the ongoing positive impact of the current rising interest rate environment on our net interest margin.”
Financial Highlights for the quarter ended June 30, 2006 vs. June 30, 2005:
•	Record earnings of $1.3 million.

•	Net interest margin improved 31 basis points to 5.34%.

•	Annualized return on average equity increased 120 basis points to 16%.

•	Payment of a semi-annual 13 cent per share cash dividend.
Financial Highlights for the six months ended June 30, 2006 vs. June 30, 2005:
•	Earnings increased over 25% to $2.5 million.

•	Diluted earnings per share rose 10 cents, or 26%, to 49 cents a share.

•	Non-interest income increased 11% to $2.5 million.

•	Net loan charge-offs declined 39% to $155 thousand.

•	Efficiency ratio improved to 65.5% from 69.5%.
Record Earnings
Earnings for the second quarter totaled $1.31 million or $0.26 per diluted share, an increase of $227 thousand or 21% over the quarter ended June 30, 2005. For the six months ended June 30, 2006 net income was $2.49 million. This represents an increase of $505 thousand or 26% over the same period in 2005. Diluted earnings per share totaled $0.49 during the current six month period, an increase of 10 cents over the $0.39 for the same period in the prior year. All per share information has been adjusted for the three-for-two stock split which occurred in September 2005.
Continued Loan and Deposit Growth
Net loans increased by $28.6 million or 9% from $306 million at June 30, 2005 to $335 million at June 30, 2006. Total deposits grew by $23.4 million or 6% from $394 million at June 30, 2005 to $417 million at June 30, 2006. The Company’s loan to deposit ratio increased from 78.4% at June 30, 2005 to 80.8% at June 30, 2006.

Record Net Interest Income
Net interest income before provision for loan losses grew by $492 thousand or 10% as compared to the second quarter of 2005. The Company benefited both from growth in average interest earning assets as well as an increase in its net interest margin. Net interest margin for the second quarter of 2006 was 5.34% an increase of 31 basis points over the second quarter of 2005. This increase in margin included an increase of 78 basis points in the yield on interest-earning assets from 6.17% for the three months ended June 30, 2005 to 6.95% for the current quarter.
For the six months ended June 30, 2006 net interest income before provision for loan losses totaled $10.9 million an increase of $1.1 million over the $9.8 million recorded for the six months ended June 30, 2005. Net interest margin increased 22 basis points to 5.24% during the current six month period from 5.02% for the same period in the prior year.
Asset Quality Remains Strong
Nonperforming loans totaled $1.5 million at June 30, 2006 or 0.44% of total loans. At June 30, 2005 nonperforming loans totaled $1.1 million or 0.33% of total loans. The allowance for loan losses was $3.7 million or 1.10% of total loans at June 30, 2006. This compares to an allowance of $3.1 million or 1.01% of total loans at June 30, 2005.
Robert Herr, Executive Vice President and Loan Administrator remarked, “Our staff has done an excellent job managing our net charge-offs during 2006.” Net charge-offs during the first six months of 2006 totaled $155 thousand a decrease of $100 thousand from the $255 thousand incurred during the six months ended June 30, 2005. For the first six months of 2006 annualized net charge-offs as a percentage of average loans declined to 0.10% down from 0.18% for the same period in 2005.
Shareholders’ Equity Growth and Payment of Dividend
Shareholders’ equity increased $3.4 million from $29.4 million at June 30, 2005 to $32.8 million at June 30, 2006. Book value per share increased to $6.55 at June 30, 2006 from $5.94 at June 30, 2005. On May 15, 2006, the Company paid a cash dividend of $0.13 per share to its shareholders of record on May 1, 2006.
Andrew J. Ryback, Executive Vice President and Chief Financial Officer commented, “The Company was pleased to once-again issue a semi-annual cash dividend to our shareholders.” He added, “This is the tenth consecutive year cash dividends have been paid by the Company, and for the past four years, the dividends have been paid semi-annually.”

Plumas Bank, based in Northeastern California, is a locally owned and managed full service community bank. The bank operates twelve offices throughout Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta counties, offering a full range of personal and commercial banking services including checking, savings and depository accounts, commercial, installment, agriculture and mortgage loans, as well as other investment and insurance services to individuals, businesses, institutions and governmental agencies.
This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.
PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of June 30,		Dollar	Percentage
	2006	2005	Change	Change
ASSETS
Cash and due from banks	$17,248	$17,440	$(192)	-1.1%
Federal funds sold	455	385	70	18.2%
Investment securities	83,051	98,275	(15,224)	-15.5%
Loans, net of allowance for loan losses	334,592	306,039	28,553	9.3%
Premises and equipment, net	13,300	10,338	2,962	28.7%
Intangible assets, net	1,488	1,789	(301)	-16.8%
Bank owned life insurance	9,085	8,507	578	6.8%
Accrued interest receivable and other assets	10,311	8,574	1,737	20.3%

Total assets	$469,530	$451,347	$18,183	4.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$417,253	$393,871	$23,382	5.9%
Federal funds purchased	5,000	17,500	(12,500)	-71.4%
Accrued interest payable and other liabilities	4,182	4,385	(203)	-4.6%
Junior subordinated deferrable interest debentures	10,310	6,186	4,124	66.7%

Total liabilities	436,745	421,942	14,803	3.5%
Shareholders’ equity	32,785	29,405	3,380	11.5%

Total liabilities and shareholders’ equity	$469,530	$451,347	$18,183	4.0%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED JUNE 30,	2006	2005	Change	Change
Interest income	$7,184	$6,169	$1,015	16.5%
Interest expense	1,665	1,142	523	45.8%

Net interest income before provision for loan losses	5,519	5,027	492	9.8%
Provision for loan losses	300	300	—	—%

Net interest income after provision for loan losses	5,219	4,727	492	10.4%
Non-interest income	1,348	1,110	238	21.4%
Non-interest expenses	4,441	4,125	316	7.7%

Income before provision for income taxes	2,126	1,712	414	24.2%
Provision for income taxes	816	629	187	29.7%

Net income	$1,310	$1,083	$227	21.0%

Basic earnings per share	$0.26	$0.22	$0.04	18.2%

Diluted earnings per share	$0.26	$0.21	$0.05	23.8%

			Dollar	Percentage
FOR THE SIX MONTHS ENDED JUNE 30,	2006	2005	Change	Change
Interest income	$14,124	$11,829	$2,295	19.4%
Interest expense	3,213	2,065	1,148	55.6%

Net interest income before provision for loan losses	10,911	9,764	1,147	11.7%
Provision for loan losses	600	600	—	—%

Net interest income after provision for loan losses	10,311	9,164	1,147	12.5%
Non-interest income	2,460	2,219	241	10.9%
Non-interest expenses	8,752	8,326	426	5.1%

Income before provision for income taxes	4,019	3,057	962	31.5%
Provision for income taxes	1,534	1,077	457	42.4%

Net income	$2,485	$1,980	$505	25.5%

Basic earnings per share	$0.50	$0.40	$0.10	25.0%

Diluted earnings per share	$0.49	$0.39	$0.10	25.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	June 30,
	2006	2005

QUARTERLY AVERAGE BALANCES
Assets	$459,133	$443,980
Earning assets	$414,370	$400,798
Loans	$325,408	$299,895
Deposits	$408,229	$386,891
Equity	$32,870	$29,287

CREDIT QUALITY DATA
Allowance for loan losses	$3,701	$3,107
Allowance for loan losses as a percentage of total loans	1.10%	1.01%
Nonperforming loans	$1,478	$1,030
Nonperforming assets	$1,511	$1,059
Nonperforming loans as a percentage of total loans	0.44%	0.33%
Nonperforming assets as a percentage of total assets	0.32%	0.23%
Year-to-date net charge-offs	$155	$255
Year-to-date net charge-offs as a percentage of average loans, annualized	0.10%	0.18%

SHARE DATA
Basic earnings per share for the quarter	$0.26	$0.22
Diluted earnings per share for the quarter	$0.26	$0.21
Quarterly weighted average shares outstanding	5,000	4,945
Quarterly weighted average diluted shares outstanding	5,089	5,078
Basic earnings per share, year-to-date	$0.50	$0.40
Diluted earnings per share, year-to-date	$0.49	$0.39
Year-to-date weighted average shares outstanding	4,994	4,933
Year-to-date weighted average diluted shares outstanding	5,090	5,057
Book value per share	$6.55	$5.94
Total shares outstanding	5,004	4,950

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	16.0%	14.8%
Annualized return on average assets	1.14%	0.98%
Net interest margin	5.34%	5.03%
Efficiency ratio	64.7%	67.2%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	15.4%	13.8%
Annualized return on average assets	1.08%	0.92%
Net interest margin	5.24%	5.02%
Efficiency ratio	65.5%	69.5%